Exhibit 10.2

INDEPENDENCE HOLDING COMPANY

2006 STOCK INCENTIVE PLAN

____________________________________

Stock Option Award Agreement

___________________________________

Award No.

You (the “Participant”) are hereby awarded the following stock option (the “Option”) to purchase Shares of Independence Holding Company (the “Company”), subject to the terms and conditions set forth in this Stock Option Award Agreement (the “Award Agreement”) and in the Independence Holding Company 2006 Stock Incentive Plan (the “Plan”), which is attached hereto as Exhibit A. You should carefully review these documents, and consult with your personal financial advisor, before exercising this Option.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of Independence Holding Company (the “Company”) or any Committee appointed by the Board to administer the Plan, and shall (in the absence of manifest bad faith or fraud) be final, conclusive and binding on all parties, including you and your successors in interest. Capitalized terms are defined in the Plan or in this Award Agreement.

1.      Specific Terms. This Option shall have, and be interpreted according to, the following terms, subject to the provisions of the Plan in all instances:

Name of Participant:	__________________________

Type of Stock Option:	☐	Incentive Stock Option (ISO)
	☐	Non-Incentive Stock Option
Number of Shares subject to Option:	________________________
Option Exercise Price per Share:	________________________
Grant Date:	________________________

Vesting Schedule:

(Establishes the Participant’s rights to exercise this Option with respect to the Number of Shares stated above, subject to acceleration per Section 2 below and to any shareholder approval requirement set forth in the Plan.)

☐	___% on Grant Date.
☐	___% on each of the first __(#) annual (_quarterly/__monthly) anniversary dates of the Participant’s Continuous Service after the Grant Date.

Independence Holding Company

2006 Stock Incentive Plan

Stock Option Award Agreement

Expiration Date:	☐	____ years after Grant Date; or
☐	10 years after Grant Date

2.     Accelerated Vesting; Change in Corporate Control. To the extent you have not previously vested in your rights with respect to this Award, your Award will become –

☐	___% vested if your Continuous Service ends due to your death or “disability” within the meaning of Section 409A of the Code;

☐	___% vested if your Continuous Service ends due to your retirement at or after you have attained the age of ___ and completed at least ___ full years of Continuous Service;

☐	vested according to the following schedule if your Continuous Service ends due to an Involuntary Termination that occurs within the one year period following a Change in Control:

[INSERT SCHEDULE]

3.     Term of Option. The term of the Option will expire at 5:00 p.m. (E.D.T. or E.S.T., as applicable) on the Expiration Date.

4.     Manner of Exercise. The Option shall be exercised in the manner set forth in the Plan, using the exercise form attached hereto as Exhibit B. The amount of Shares for which the Option may be exercised is cumulative; that is, if you fail to exercise the Option for all of the Shares vested under the Option during any period set forth above, then any Shares subject to the Option that are not exercised during such period may be exercised during any subsequent period, until the expiration or termination of the Option pursuant to Sections 2 and 5 of this Award Agreement and the terms of the Plan. Fractional Shares may not be purchased.

5.     Termination of Continuous Service. If your Continuous Service with the Company is terminated for any reason, this Option shall terminate on the date on which you cease to have any right to exercise the Option pursuant to the terms and conditions set forth in Section 6 of the Plan.

6.     Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest in the Option awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit C (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.

7.     Restrictions on Transfer. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.

Independence Holding Company

2006 Stock Incentive Plan

Stock Option Award Agreement

8.     Special ISO Provisions. If designated as an ISO, this Option shall be treated as an ISO to the extent allowable under Section 422 of the Code, and shall otherwise be treated as a Non-ISO. If you sell or otherwise dispose of Shares acquired upon the exercise of an ISO within 1 year from the date such Shares were acquired or 2 years from the Grant Date, you agree to deliver a written report to the Company within 10 days following the sale or other disposition of such Shares detailing the net proceeds of such sale or disposition.

9.     Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes.

10.   Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

11.   Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

12.   Modifications. This Award Agreement may be modified or amended at any time, in accordance with Section 15 of the Plan and provided that you must consent in writing to any modification that adversely and materially affects your rights or obligations under this Award Agreement (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code).

13.   Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

14.   Severability. Every provision of this Award Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

15.   Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

16.   Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to

Independence Holding Company

2006 Stock Incentive Plan

Stock Option Award Agreement

all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

17.   Governing Law. The laws of the State of Delaware shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

18.   Not a Contract of Employment. By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award Agreement, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service, agency or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, agency or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

19.   Investment Purposes. You acknowledge that you are acquiring your Options for investment purposes only and without any present intention of selling or distributing them.

<Signature Page Follows>

Independence Holding Company

2006 Stock Incentive Plan

Stock Option Award Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date first set forth above.

INDEPENDENCE HOLDING COMPANY

By: ____________________________________
Name:
Title:

PARTICIPANT

By: ____________________________________

Name of Participant: ________________________

Exhibit A

INDEPENDENCE HOLDING COMPANY

2006 STOCK INCENTIVE PLAN

Exhibit B

INDEPENDENCE HOLDING COMPANY

2006 STOCK INCENTIVE PLAN

___________________________________________________

Form of Exercise of Stock Option Award Agreement

___________________________________________________

Independence Holding Company
Attention:	96 Cummings Point Road
Stamford, Connecticut 06902

Dear Sir or Madam:

The undersigned elects to exercise his/her [Incentive] Stock Option to purchase _____ shares of Common Stock of Independence Holding Company (the “Company”) under and pursuant to a Stock Option Agreement dated as of ______________.

1.           ( Delivered herewith is a certified or bank cashier’s or teller’s check and/or shares of Common Stock held by the undersigned for at least six months*, valued at the closing sale price of the stock on the business day prior to the date of exercise, as follows:

$_____________	in cash or check
$_____________	in the form of ____ shares of Common Stock,
valued at $___________ per share
$ Total

2.           ( Delivered herewith are irrevocable instructions to a broker approved by the Company to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price.**

If method 1 is chosen, the name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name:
Address:
Social Security Number

Very truly yours,

Date	Optionee

*The Committee may waive the six months’ requirement in its discretion.

**The Committee must approve this method in writing before your election

Exhibit C

INDEPENDENCE HOLDING COMPANY

2006 STOCK INCENTIVE PLAN

_________________________________

Designation of Beneficiary

_________________________________

In the event of my death or “Disability” within the meaning of the Independence Holding Company 2006 Stock Incentive Plan (the “Plan”), I hereby designate the following person to be my beneficiary for the Award(s) (within the meaning of the Plan) identified below:

Name of Beneficiary:
Address:

Social Security No.:

This beneficiary designation of mine relates to any and all of my rights under the following Award or Awards:

☐	any Award that I have received or ever receive in the future under the Plan.

☐	the _________________ Award that I received pursuant to an award agreement dated _________ __, ____ between me and Independence Holding Company (the “Company”).

I understand that this beneficiary designation operates to entitle the above-named beneficiary to succeed, in the event of my death, to any and all of my rights under the Award(s) designated above, and shall be effective from the date this form is delivered to the Company until such date as I revoke this designation. A revocation shall occur only if I deliver to an executive officer of the Company either (i) a written revocation of this designation that is signed by me and notarized, or (ii) a designation of death beneficiary, in the form set forth herein, that is executed and notarized on a later date.

Date:
Your Signature:
Your Name (printed):	_____________________________

Sworn to before me this

____ day of ____________, 200_

___________________________

Notary Public

County of	_________________
State of	_________________